Exhibit 99

Accenture Appoints Nancy McKinstry to Board of Directors

NEW YORK; July 13, 2016 — Accenture (NYSE: ACN) announced today that Nancy McKinstry has been appointed to the company’s Board of Directors, effective July 13. Ms. McKinstry, 57, is chief executive officer and chairman of the executive board of Wolters Kluwer, a global leader in professional information services and solutions headquartered in the Netherlands.

Ms. McKinstry will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. She has been appointed to serve on the board’s Audit Committee.

“Nancy is an exceptional leader who brings to our board strong experience in the professional services sector from her long career at Wolters Kluwer, where she has led the company’s digital transformation,” said Pierre Nanterme, Accenture’s chairman and CEO. “She will also bring a broad international perspective as both the CEO of a global company and a director of large, multinational companies. We are looking forward to having Nancy on the board and leveraging her insights and expertise as we continue to focus on delivering value for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 13 directors, 12 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

Before assuming her current position at Wolters Kluwer in 2003, Ms. McKinstry spent more than a decade with the company and its North American subsidiaries, serving as CEO of CCH Legal Information Services for three years and as CEO of operations in North America. She was first appointed to Wolters Kluwer’s four-member executive board in 2001. Earlier in her career, she was a principal with Booz & Company, focusing on media and technology.

Ms. McKinstry is a director of Abbott and Russell Reynolds Associates. She is also a member of the European Round Table of Industrialists and a member of the board of overseers of Columbia Business School. Ms. McKinstry previously served as a director of Ericsson from 2004 to 2013 and Sanoma from 2011 to 2014.

Ms. McKinstry holds an MBA in Finance and Marketing from Columbia University and earned a Bachelor of Arts degree in Economics from the University of Rhode Island, Kingston. In 2005, she was awarded the honorary degree of Doctor of Laws by the University of Rhode Island.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions—underpinned by the world’s largest delivery network—Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With more than 375,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com